Exhibit 12.1

STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(UNAUDITED)

Sunoco Logistics Partners L.P.

Year Ended
December 31, 2010
(in millions)
Fixed Charges:
Interest cost and debt expense	$78
Interest allocable to rental expense(a)	2

Total	$80

Earnings:
Income before income tax expense(b)	$356
Income before income tax expense attributable to noncontrolling interests	(4)
Equity in income of 50 percent or less owned affiliated companies(c)	(26)
Dividends received from 50 percent or less owned affiliated companies	15
Fixed charges	80
Interest capitalized	(5)
Amortization of previously capitalized interest	1

Total	$417

Ratio of Earnings to Fixed Charges	5

(a)	Represents one-third of the total operating lease rental expense which is that portion deemed to be interest.

(b)

Represents income before income tax expense for all consolidated entities, including Mid-Valley Pipeline Company and West Texas Gulf Pipe Line Company from the date of the Partnership's acquisition of its controlling financial interest.

(c)

Represents dividends received from equity-method investments, which excludes dividends from Mid-Valley Pipeline Company and West Texas Gulf Pipe Line Company from the date of the Partnership's acquisition of its controlling financial interest.